EXHIBIT 99.1

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

School Specialty Provides Fiscal 2018 Results and Fiscal 2019 Guidance

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Fiscal 2018 Revenue of $673.5 million, an increase of 2.3% year-over-year

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Fiscal 2018 Adjusted EBITDA of $35.1 million

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Fiscal 2018 Operating Loss of $18.4M, inclusive of $22.3M non-cash impairment charge

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Fiscal 2019 Revenue guidance of $705 to $720 million, an increase of 5.8% year-over-year at the mid-point

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Fiscal 2019 Adjusted EBITDA guidance of $42 to $46 million, an increase of 20% to 30% year-over-year

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Fiscal 2019 Free Cash Flow Guidance of $27 to $33 million, including a one-time benefit of approximately $13 million related to working capital shifts

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Completed amendments to Senior Credit Facilities

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Announces the appointment of Justin C. Jacobs to School Specialty’s Board of Directors, effective March 15th, 2019, increasing the number of Board members to 5

GREENVILLE, Wis., March 14, 2019 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading provider of innovative products and solutions that support integrated learning environments for improved student social, emotional, mental and physical well-being, today provided results for its fiscal fourth quarter and fiscal year ended December 29, 2018 and its initial outlook for fiscal 2019.

Michael Buenzow, Interim Chief Executive Officer, stated, “After three years of solid performance, our 2018 financial results came in lower than anticipated. The reasons are clearly understood and we are confident that the actions we have taken to address these challenges will enable a strong recovery in 2019. The School Specialty team has made considerable changes over the course of the last year to improve our go-to-market strategy, operational effectiveness and the manner by which we bring our unique value-proposition to our customers. Since my arrival, I have been working very closely with the team to bolster existing initiatives, identify opportunities for improvement and ensure strong go-forward execution. Sales results in our key growth areas indicate that we continue to grow our market share, which will improve the long-term earnings potential of our business. As we move into 2019, a key focus is on driving sales growth of our proprietary offerings to improve margins, leveraging our industry leading position in learning environments and next generation science, executing initiatives to offset higher transportation costs and improving our fulfillment center operation. Most important, we are focused on assisting our leadership teams in sales, marketing and customer care to better serve and support our customers in new and innovative ways.”

Ryan Bohr, Executive Vice President and Chief Operating Officer, stated, “In 2018, we grew our top-line, despite a sharp, market-driven pull-back in the Science category. We took the necessary steps to entrench our position with key customers and purchasing cooperatives that position us to drive higher customer penetration and leverage the unique depth and breadth of our offering. We also made the necessary changes to our seasonal staffing process to respond to a tight labor market. Further, the transformation of our sales organization in the second half of 2018 will improve the execution of our team-sell model and squarely aligns with our strategic objectives. Our customer insights are improving, our customer touchpoints are increasing and becoming more effective, and you will see a relentless focus on improving our sales mix and driving penetration in higher margin categories and of higher margin products. Despite the challenges we faced in 2018, we enter 2019 with significant opportunities to enhance both the top and bottom-line, with a stronger coverage model and customer value proposition.”

Mr. Buenzow added, “Based on our current outlook for 2019, we expect to grow revenue by approximately 6% at the midpoint of our guidance and generate modest improvement in our gross profit margin. We expect considerable growth on a year-over-year basis in Science, with significant additional opportunities beyond 2019. We anticipate continuing to build on our market-leading position in learning environments within our Furniture category and have a strong pipeline moving into 2019. We anticipate modest growth in the Supplies category with an opportunity for upside related to continued growth with key channel partners. While we expect SG&A to increase year-over-year, it is expected to decline as a percentage of total revenue. Adjusted EBITDA is anticipated to be approximately $42 to $46 million, which represents a strong increase over our 2018 results. We anticipate working capital levels to normalize in 2019, which is expected to have a positive impact on free cash flow. 2018 was a challenging year, but our long-term outlook remains strong and we are confident in our ability to execute and deliver improved financial performance moving forward.”

Fiscal 2018 Results

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Revenue was $673.5 million for the fiscal year ended December 29, 2018, as compared to $658.4 million in fiscal 2017, representing an increase of 2.3%. Fiscal fourth quarter 2018 revenue of $114.6 million was up 1.9% compared to the prior year period, however, it was approximately 5.4% below expectations due to declines in the Science Curriculum category and lower than expected revenue growth in the Supplies, Furniture and Instruction & Intervention categories.

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The Company entered fiscal 2019 with positive momentum in the Supplies and Furniture categories, and a strong and growing pipeline in Science Curriculum, including several large opportunities that had been delayed in 2018. All pointing to a stronger 2019 top-line outlook.

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The Company reported a gross profit margin for the year ended December 29, 2018 of 33.9% as compared to 36.9% reported in 2017. Fourth quarter 2018 gross profit margin was 31.5% compared to 36.5% in the prior year period. Our most recent guidance estimated a gross profit margin of approximately 34.4% for the full year and we anticipated a gross profit margin in the fiscal fourth quarter 2018 of approximately 34.5%. The weakness in the Science category and its resulting impact on overall mix was a contributing factor. In addition, we expected a modest improvement from year-to-date trends in Supplies gross margin in the quarter, which did not materialize.

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We have seen an improvement in early fiscal 2019 as Supplies gross margin is up approximately 125 bps compared to the fourth quarter and above the full year gross margin seen in fiscal 2018.

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Selling, general and administration (“SG&A”) expenses were $222.2 million for the year ended December 29, 2018, which represents a $4.2 million increase year-over-year. Excluding incremental depreciation and amortization expense and the full-year impact of the Triumph Learning acquisition, SG&A expenses declined by $3.0 million year-over-year, reflecting a continued focus on lowering fixed expenses throughout the Company. This also includes higher expenses related to seasonal labor and freight, and an increase in information technology spending. SG&A for the fiscal fourth quarter 2018 of $51.6 million was $2.5 million, or 4.5% below the comparable prior year period. We had expected to drive modestly more favorability in the fourth quarter, however, direct labor and transportation costs were higher than planned in the quarter as we took the necessary steps to rectify fulfillment center challenges.

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The Company reported adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of approximately $35.1 million for the year ended December 29, 2018 compared to $53.1 million in the year ended December 30, 2017. The primary factors impacting Adjusted EBITDA in fiscal 2018 compared to the prior year include: 1) An approximate $11.4 million impact in the Supplies category due to lower prices, cost increases and product mix, partially offset by higher volumes; 2) an approximate $10.0 million impact related to Science curriculum due to lower sales and gross profit contributions given the lack of statewide adoptions in 2018 versus the prior year; and 3) an approximate $7.5 million impact related to higher freight expenses versus the prior year. The full year contribution associated with the acquisition of Triumph Learning, strong growth in Furniture, and aggressive SG&A management in other areas helped to offset these factors.

Fiscal 2019 Outlook

The Company is providing the following financial outlook for fiscal 2019.

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Total revenue of approximately $705 to $720 million, a 5-7% increase year-over-year. Revenue growth is expected to be driven by growth in the Science Curriculum, Furniture, and Supplies categories. We expect stable performance in Instruction & Intervention as the integrated sales organization matures and new products are launched. Growth in these areas is expected be partially offset by declines in Agendas and A/V Tech.

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Gross profit margin is anticipated to show modest overall improvement of ~50 bps year-over-year. This is primarily due to the favorable mix impact of strong Science Curriculum revenue. On balance, Supplies category margin is expected to be positively impacted by pricing adjustments made for the core 2019 sales season; the impact of which will be primarily felt in the second half of fiscal 2019.

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Total SG&A expenses are anticipated to be up approximately 1-3% year-over-year. The expected higher year-over-year expenses are driven by modestly higher transportation and fulfillment center costs associated with volume increases and higher sales and increased performance-based incentive plan expenses; increases in these areas are expected to be partially offset by a reduction in SG&A expenses through efficiency and cost reduction efforts. We expect SG&A to continue to decline as a percentage of revenue.

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Achievement of this plan would result in operating income of approximately $14 to $18 million and Adjusted EBITDA in the range of $42 to $46 million, representing a 20% to 30% increase year-over-year.

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Free cash flow is anticipated to be in the range of $27 to $33 million, with approximately $13 million of one-time working capital benefits. This assumes capital expenditures and product development investments of $10 million and $5 million, respectively.

Mr. Buenzow concluded, “Our 2018 performance resulted in the need to address certain terms and conditions of our current debt facilities. We have successfully completed those discussions and have entered into the necessary amendments with our valued financing partners who continue to be very supportive of our business. We believe the amended terms and conditions will provide us with the flexibility needed to execute our plan for 2019 and meet our financial obligations, including the deferred cash payment obligations which come due in December.”

Board of Directors Appoint Justin C. Jacobs

The Company today also announced that its Board of Directors has appointed Justin C. Jacobs as a new independent Board member, effective March 15, 2019. This brings the total number of Board of Director seats to five.

“Justin brings to our Board a wealth of operational experience and is a true leader with a proven track record of success,” stated Gus Halas, Chairman of the Board. “His extensive Board experience and financial expertise is invaluable in guiding our company as we capitalize on the significant opportunities we see in the marketplace.”

Mr. Jacobs has served as Managing Director of Mill Road Capital, an investment firm, since 2005. Prior to joining Mill Road Capital, Mr. Jacobs worked at LiveWire Capital, an operationally-focused investment firm. Mr. Jacobs has held leadership positions in numerous portfolio companies including as interim Chief Operating Officer. Prior to LiveWire Capital, Mr. Jacobs was an investment professional in the private equity group at The Blackstone Group. Mr. Jacobs is a member of the Board of Directors of Galaxy Nutritional Foods Inc. and PRT Growing Services Ltd, and was formerly a member of the Board of Directors of National Technical Systems, Inc. (former ticker "NTSC"). Mr. Jacobs earned a B.S. with dual concentrations in finance and accounting from the McIntire School of Commerce at the University of Virginia where he graduated Beta Gamma Sigma.

Amendment to Senior Credit Facilities

The Company executed amendments to its senior credit facilities on March 13, 2019, with an effective date of December 28, 2018. These amendments provide, among other items, increased flexibility to certain financial covenants and expanded borrowing capacity. Description of the amendments will be found in our fiscal 2018 Form 10-K and in our separately filed Form 8-K.

Conference Call Information

Toll-free number: 844-882-7832 / International number: 574-990-9706 / Conference ID: 7689336

Replay number: 855-859-2056 / International replay number: 404-537-3406 / Conference ID: 7689336

Interested parties can also participate on the webcast by visiting the Investor Relations section of School Specialty’s website at http://investors.schoolspecialty.com. For those who are unable to participate on the live conference call and webcast, a replay will be available approximately one hour after the completion of the call.

About School Specialty, Inc.

School Specialty designs, develops and delivers the broadest assortment of innovative and proprietary products, programs and services to the education marketplace, including essential classroom supplies, furniture, educational technology, supplemental learning resources, science-based curriculum, and evidence-based safety training & security. The Company applies its unmatched team of subject-matter experts and customized planning, development and project management tools to deliver it unique value proposition, which supports the social, emotional, mental, and physical safety of students – improving both their learning outcomes and school district performance.

School Specialty serves the U.S. and Canada through a comprehensive network of distribution centers powered by a multi-channel approach. For more information, visit  https://corporate.schoolspecialty.com/ or connect with us on Facebook, Twitter, Instagram, and Pinterest. Find ideas, resources and inspiration by visiting our blog: https://blog.schoolspecialty.com/.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects, including information under the heading “Fiscal 2019 Outlook” and the information regarding our Fiscal 2019 financial performance and business objectives outlook, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions. These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the risk factors described in Item 1A of

School Specialty's Form 10-K for the fiscal year ended December 30, 2017, which risk factors are incorporated herein by reference. Any forward-looking statement in this release speaks only as of the date on which it is made. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Company Contacts

Ryan Bohr, EVP and Chief Operating Officer

Kevin Baehler, EVP and Chief Financial Officer

Ryan.bohr@schoolspecialty.com

Kevin.baehler@schoolspecialty.com

Tel: 920-882-5868

Tel: 920-882-5882

Investor and Media Relations Contact

Effie Veres – FTI Consulting

Effie.veres@fticonsulting.com

Tel: 212-850-5600

SCHOOL SPECIALTY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands, Except Per Share Amounts)

ASSETS	December 29, 2018	December 30, 2017
Current assets:
Cash and cash equivalents	$ 1,030	$ 31,861
Accounts receivable, less allowance for doubtful accounts	77,888	69,297
Inventories, net	90,061	77,162
Deferred catalog costs	-	3,450
Prepaid expenses and other current assets	15,763	14,121
Refundable income taxes	1,019	547
Total current assets	185,761	196,438
Property, plant and equipment, net	31,902	33,579
Goodwill	4,580	26,842
Intangible assets, net	33,306	37,163
Development costs and other	14,807	16,339
Deferred taxes long-term	320	2,046
Total assets	$ 270,676	$ 312,407

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$ 30,352	$ 10,989
Accounts payable	41,277	26,591
Accrued compensation	7,302	11,995
Deferred revenue	5,641	3,454
Accrued royalties	2,678	5,699
Other accrued liabilities	11,379	15,442
Total current liabilities	98,629	74,170
Long-term debt - less current maturities	103,583	130,574
Other liabilities	1,101	172
Total liabilities	203,313	204,916

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-
Common stock, $0.001 par value per share, 50,000,000 shares
authorized; 7,000,000 shares outstanding	7	7
Capital in excess of par value	125,072	123,083
Accumulated other comprehensive loss	(2,079)	(1,425)
Retained earnings (accumulated deficit)	(55,637)	(14,174)
Total stockholders' equity	67,363	107,491
Total liabilities and stockholders' equity	$ 270,676	$ 312,407

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

Revenues	$ 114,613	$ 112,455	$ 673,452	$ 658,383
Cost of revenues	78,467	71,362	444,937	415,144
Gross profit	36,146	41,093	228,515	243,239
Selling, general and administrative expenses	51,615	54,078	222,168	217,960
Facility exit costs and restructuring	1,314	67	2,463	421
Impairment charges	22,262	-	22,262	-
Operating income (loss)	(39,045)	(13,052)	(18,378)	24,858
Other expense:
Interest expense	4,197	3,407	15,548	15,190
Loss on early extinguishment of debt	-	-	-	4,298
Loss before benefit from income taxes	(43,242)	(16,459)	(33,926)	5,370
Provision for (benefit from) income taxes	(4,605)	(5,730)	4,815	(1,409)
Net income (loss)	$ (38,637)	$ (10,729)	$ (38,741)	$ 6,779

Weighted average shares outstanding:
Basic	7,000	7,000	7,000	7,000
Diluted	7,000	7,000	7,000	7,024

Net income (loss) per Share:
Basic	$ (5.52)	$ (1.53)	$ (5.53)	$ 0.97
Diluted	$ (5.52)	$ (1.53)	$ (5.53)	$ 0.97

	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Adjusted EBITDA:
Net income (loss)	$ (38,637)	$ (10,729)	$ (38,741)	$ 6,779
Provision for (benefit from) income taxes	(4,605)	(5,730)	4,815	(1,409)
Restructuring costs	1,314	67	2,463	421
Restructuring-related costs incl in SG&A	456	2,280	2,458	5,211
Purchase accounting deferred revenue adjustment	17	786	732	786
Loss on early extinguishment of debt	-	-	-	4,298
Impairment charges	22,262	-	22,262	-
Depreciation and amortization expense	4,310	4,636	17,917	14,061
Amortization of development costs	1,412	1,586	5,602	5,559
Net interest expense	4,197	3,407	15,548	15,190
Stock-based compensation	842	571	2,020	2,234
Adjusted EBITDA	$ (8,432)	$ (3,126)	$35,076	$ 53,130